SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report
Pursuant To Section 13 Or 15(D) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 23, 2006
MRV COMMUNICATIONS, INC.
(Name of registrant as specified in its charter)

DELAWARE	06-1340090
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification Number)

20415 Nordhoff Street
Chatsworth, Ca	91311
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (818) 773-0900
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.
On May 23, 2006 in Wuhan, Peoples’ Republic of Chine, registrant and its wholly-owned subsidiary, Luminent, Inc., and Huagong Tech Company Limited (“HG Tech”) and its subsidiary, Wuhan Huagong Genuine Optics Technology Co., Ltd. (“HG Genuine Opto”) entered into an agreement under which Luminent agreed to acquire HG Genuine Opto from HG Tech for net cash of $40 million and 15 percent of Luminent’s common stock to be outstanding at the time the acquisition closes. The closing is subject to the satisfaction of various conditions precedent, including completion of due diligence and obtaining necessary governmental and third-party approvals and consents in the U.S. and China as well as other customary closing conditions. Assuming the transaction closes as expected, MRV will own 85 percent and HG Tech will own 15 percent of the resulting company. Under the terms of the agreement, registrant has agreed that it will use reasonable efforts following the closing to complete an initial public offering or public listing otherwise of Luminent’s common stock on the Nasdaq National Market or the New York Stock Exchange. In the event that Luminent’s common stock is not listed on the Nasdaq National Market or the New York Stock Exchange within 18 months after the closing of Luminent’s acquisition of HG Genuine for any reason other than breach by HG Tech or HG Genuine of the representations and warranties made by them in the acquisition agreements, or other provisions of the acquisition agreements to be performed by them, HG Tech has, under the terms of the acquisition agreement, the right to sell its interest in Luminent to registrant for $45 million, which registrant may pay, at its election, in cash or common stock of registrant, or any combination of cash and such stock.
Except as contracting parties to the agreement, neither registrant nor any of its affiliates (including Luminent) had or has any relationship with any of the other parties to the agreement.
Information in this report does not constitute an offer to sell, or the solicitation of an offer to buy, any securities of registrant, Luminent or otherwise.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 24, 2006

MRV COMMUNICATIONS, INC.

	By:	/s/ Noam Lotan

Noam Lotan
President and Chief Executive Officer

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